Exhibit 10.3

AMENDMENT 2010-1

TO THE

EMPLOYMENT AGREEMENT

AMENDMENT, dated as of June 18, 2010, between Internet Capital Group Operations, Inc. (together with Internet Capital Group, Inc., the “Company”) and Douglas Alexander (“Executive”).

RECITALS

WHEREAS, the Company and Executive previously entered into that certain Employment Agreement on April 18, 2007 and amended such Employment Agreement as of December 18, 2008 (such agreement, as so amended, the “Employment Agreement”), which sets forth the terms and conditions of Executive’s employment with the Company;

WHEREAS, on June 17, 2009, the Company reached agreement with one of its stockholders to take certain actions that would result in changes to certain vesting provisions governing the equity compensation granted by the Company to its employees after June 17, 2009;

WHEREAS, the Company and Executive desire to amend the Employment Agreement to provide for such changes with respect to the equity compensation granted by the Company to Executive after June 17, 2009; and

WHEREAS, Section 22 of the Employment Agreement provides that the Employment Agreement may be amended pursuant to a written agreement between the Company and Executive.

NOW, THEREFORE, the Company and Executive hereby agree that, effective June 18, 2010, the Employment Agreement shall be amended as follows:

1. Section 8(c)(4) of the Employment Agreement is hereby amended in its entirety to read as follows:

“All outstanding stock options, stock appreciation rights (“SARs”) and shares of restricted stock that were granted to Executive by the Company on or prior to June 17, 2009, that are held by Executive at the date of his termination of employment and that would have vested during the 18-month period immediately following termination had Executive remained employed by the Company during such period shall vest on the date of his termination of employment. Notwithstanding any provision of the otherwise applicable plans or award agreements, each vested option and SAR (including those that become vested by virtue of the preceding sentence) held by the Executive at the date of his termination of employment shall remain exercisable until the earlier to occur of (A) the last day of the 24-month period following the date of the Executive’s termination of employment or (B) the last day of the twelve month period following the date on which the Company’s stock is maintained at $16 for 20 trading days (taking into account any stock splits or other similar adjustments) after the termination of Executive’s employment; provided, however, in no event may an option or SAR be exercisable after the expiration of its original term.”

2. In all respects not modified by this Amendment 2010-1, the Employment Agreement is hereby ratified and confirmed.

[Signature page follows.]

IN WITNESS WHEREOF, the Company and the Executive agree to the terms of the foregoing Amendment 2010-1, effective as of the date set forth above.

INTERNET CAPITAL GROUP OPERATIONS, INC.

By:	/s/ Walter W. Buckley, III
Name:	Walter W. Buckley, III
Title:	Chief Executive Officer

EXECUTIVE

/s/ Douglas Alexander
Douglas Alexander